Loan Agreement

Effective Date: July 4, 2023

This Confidential Loan Agreement ("the Agreement") is entered into on this day, July 4, 2023, between:

Party One (Lender): Yuliia Zaporozhan

Party Two (Company): StageWise Strategies Corp.

Whereas:

Party One, herein referred to as "Lender," has agreed to provide financial assistance, hereinafter referred to as the "Loan," to Party Two, hereinafter referred to as "Company," and Party Two has accepted this financial assistance on the terms and conditions outlined in this Agreement.

Now Therefore, for and in consideration of the mutual promises and covenants contained herein, and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1.	Loan Amount:

1.1.  The Lender undertakes to provide the Company with a principal sum of $90,000.00 USD (ninety thousand dollars), denominated as the "Loan," subject to the stipulations set forth below.

2.	Terms and Conditions:

2.1.   Repayment to the Lender will be sourced from the Company's generated revenues, commencing once the Company attains significant income.

2.2.  Advanced Loan funds will be non-interest-bearing, fully secured, and subject to immediate repayment upon demand.

2.3.  Any additional financial support provided by the Lender to the Company after the execution of this Agreement will be governed by the same terms, unless otherwise explicitly agreed in writing.

2.4.   Portions of the Lender's loan may be converted into shares of Common Stock, contingent upon mutually agreed terms between the Parties.

2.5.  The Agreement shall have a duration of five (5) years, starting from the Effective Date and ending on the fifth year from the Effective Date, which is referred to as the 'Initial Term.

3.	Representations and Warranties:

The Company represents and warrants to the Lender as follows:

3.1.	The Company possesses full authority and capacity to execute, deliver, and fulfill this Agreement.

3.2.	The execution, delivery, and performance of this Agreement have been duly authorized by the Company.

3.3.  The execution, delivery, and performance of this Agreement neither violates nor conflicts with any applicable law, regulation, order, or any other requirements set forth by any government or organization.

3.4.  This Agreement constitutes a legally binding obligation of the Company, enforceable against the Company in accordance with its terms.

4.	Covenants:

Unless the Lender explicitly consents in writing, the Company shall undertake the following covenants:

4.1.  The Company shall maintain its legal existence and good standing in accordance with the laws of its state of formation.

4.2.   The Company shall acquire, maintain, and renew all necessary rights, licenses, permits, and approvals required to fulfill its obligations under this Agreement.

4.3.	The Company shall comply with all applicable laws and regulations.

4.4.	The Company shall not make or permit any material changes to its business without prior written consent.

4.5.  The Company shall not create, incur, assume, or become liable for any other form of indebtedness, directly or indirectly.

5.	Events of Default; Rights and Remedies on Default:

The occurrence of any of the following events shall constitute an "Event of Default":

5.1.   Failure to Pay: The Company fails to pay any obligation on its due date, and such failure continues for a period of five (5) business days following Company's knowledge thereof or receipt of written notice from the Lender.

In Witness Whereof, this Agreement has been executed by the Parties on the date set forth at the beginning

COMPANY:

StageWise Strategies Corp. By:/s/Yuliia Zaporozhan Title: President, Director

LENDER:

By: /s/Yuliia Zaporozhan